UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES AND EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) February 16, 2007
VUBOTICS, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-28883	58-2212465

(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)
5555 Glenridge Connector, Suite 200, Atlanta, Georgia 30342
(Address of Principal Executive Offices)
Registrant’s telephone number, including area code: 404-459-5850
Former Name or Former Address, if Changed Since Last Report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):
☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On December 13, 2006, Craig J. Larson resigned as the chief scientist and a director of the Company effective December 13, 2006.
Item 8.01.  Other Events.
On February 6, 2007, VuBotics, Inc. (the “Company”) was served with a complaint which had been filed on January 29, 2007 in the Superior Court of Fulton County, Georgia by Ekistics Research, LLC and Craig J. Larson, a former director and officer of the Company, against the Company and VuBotics Georgia, Inc. The complaint alleges, among other things, that the Company breached its obligation to provide up to $500,000 for working capital, software development, inventory purchases and promotion of the QuantumReader software during the 12-month period after the Company’s acquisition of QuantumReader, Inc. under the Plan and Agreement of Reorganization dated November 17, 2004 among the Company, Mr. Larson and others. The plaintiffs are seeking monetary damages, as well as an injunction requiring the Company to provide Mr. Larson with a non-exclusive, worldwide, perpetual, irrevocable, paid-up license to the QuantumReader software. At this time, the Company’s management believes that the suit is without merit, and the Company will show, among other defenses, that it made available well in excess of $500,000 during the requisite time period in 2004 and 2005. Due to the inherent uncertainties in litigation, and because the ultimate resolution of the proceeding is influenced by factors outside of the Company’s control, the ultimate outcome of this proceeding is uncertain and unpredictable.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VuBotics, Inc.

By:	/s/ Phillip E. Lundquist

	Name:	Phillip E. Lundquist

	Title:	Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Chairman, Treasurer and Secretary

	Date:	February 16, 2007